Exhibit 10.5
SURMODICS, INC.
2009 EQUITY INCENTIVE PLAN
Restricted Stock Agreement*

Full Name of Participant:

Number of Shares Covered:	Grant Date:

Vesting Schedule:

Number of Share(s) Which
Vesting Date(s)	Become Vested

This is a Restricted Stock Agreement (“Agreement”) between SurModics, Inc., a Minnesota corporation (the “Company”), and the Participant identified in the table above.
Recitals
     WHEREAS, the Company maintains the SurModics, Inc. 2009 Equity Incentive Plan (the “Plan”);
     WHEREAS, the Board of Directors of the Company has appointed the Organization and Compensation Committee (the “Committee”) to administer the Plan and determine the Awards to be granted under the Plan; and
     WHEREAS, the Committee or its designee has determined that the Participant is eligible to receive an Award under the Plan in the form of Restricted Stock;
     NOW, THEREFORE, the Company and the Participant mutually agree as follows:

*	Any capitalized term used in this Agreement will have the meaning set forth in this Agreement (including the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

Terms and Conditions
1.	Issuance of Restricted Shares.
(a)	Subject to the terms and conditions of this Agreement, the Company has granted to the Participant Restricted Stock in the number of Shares specified in the table at the beginning of this Agreement. Such Shares of Restricted Stock are subject to the restrictions provided for in this Agreement, and in the Plan, and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.” The term “Restricted Shares” also refers to all securities received by the Participant in replacement of or in connection with the Restricted Shares acquired hereby pursuant to a recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant event.

(b)	Each Restricted Share will be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Common Stock certificates issued in the name of the Participant. Any such Common Stock certificate will be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry will be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the transfer restrictions and restrictive legend applicable to any book-entry evidencing such Shares will be removed, or a certificate for the Shares bearing no restrictive legend will be delivered to the Participant or a Successor or a Transferee.

(c)	A Participant with a Restricted Stock Award has all the other rights of a stockholder, including the right to receive dividends and the right to vote the Shares of Restricted Stock. Any Shares or property other than regular cash dividends distributed with respect to Restricted Shares will be subject to the same conditions and restrictions as the underlying Shares. Notwithstanding the foregoing, cash dividends on Restricted Shares that have performance vesting provisions will be subject to the same conditions and restrictions as the related Shares.
2.	Forfeiture and Transfer Restrictions.
(a)	Forfeiture. If (i) the Participant’s Service with the Company, or a Parent or Subsidiary thereof, is terminated for any reason, whether by the Company with or without cause, voluntarily or involuntarily by the Participant or otherwise, or (ii) the Participant attempts to transfer or otherwise dispose of any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process, in violation of this Agreement, then any Restricted Shares that have not previously vested will be forfeited by the Participant to the Company, the Participant will thereafter have no right, title or interest whatsoever in such Restricted Shares. The Company unilaterally may instruct the Company’s transfer agent to adjust the stock register of the Company to reflect the forfeiture of any Restricted Shares. If the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Participant must immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, the Participant must deliver to Company a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and issue and deliver to the Participant a new certificate for any Shares which vested prior to forfeiture. For purposes of this Agreement, neither the transfer of the Participant between any combination of the Company and its Affiliates, nor a leave of absence granted to the Participant by the Company, will be deemed a termination of employment.
(b)	Limitation on Transfer. Until such time as the Restricted Shares have become vested under Section 3 of this Agreement, the Participant will not sell, assign, or transfer the Restricted Shares other than (i) to a Successor, (ii) pursuant to a divorce decree or qualified domestic relations order as defined by the Code, or Title I of ERISA, or (iii) if permitted by law, by a bona fide gift to a Transferee. Any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares contrary to the provisions hereof, and the levy of any attachment or similar process upon the Restricted Shares, will be void.
3.	Vesting. Subject to Section 11 of the Plan, the Restricted Shares will cease to be subject to forfeiture under Section 2 hereof in the numbers and on the dates specified in the vesting schedule in the table at the beginning of this Agreement. Restricted Shares that have so ceased to be subject to forfeiture are sometimes referred to as “vested” or as “Vested Shares” in this Agreement.
Death or Disability. If the Participant’s Service with the Company or an Affiliate terminates because of death or Disability, the number of shares that are subject to forfeiture under this Agreement will be prorated for the portion of the term of this Award during which the Participant provided Service to the Company and its Affiliates, and, with respect to such Restricted Shares, will be Vested Shares. Any Restricted Shares which do not become vested under the preceding sentence will terminate at the date of the Participant’s termination of Service and such Restricted Shares will be forfeited to the Company.
4.	Stockholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Participant will have all of the rights of a stockholder of the Company with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.
5.	Tax Withholding. The parties hereto recognize that the Company or its Subsidiary may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Participant elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Participant’s receipt of the Restricted Shares. The Participant agrees that, at such time, if the Company or its Subsidiary is required to withhold such taxes, the Participant will promptly pay, in cash upon demand to the Company or the Subsidiary having such obligation, such amounts as will be necessary to satisfy such obligation. In lieu of all or any part of a cash payment from a person receiving Restricted Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact to the Company or any Affiliate) through a reduction in the number of Restricted Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
The Participant further acknowledges that the Company has directed the Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Participant may reside, and the tax consequences of the Participant’s death.

6.	Restrictive Legends and Stop-Transfer Orders.
(a)	Legends. Any certificate or certificates representing the Restricted Shares will bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
(b)	Stop-Transfer Notices. The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)	Refusal to Transfer. The Company will not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares will have been so transferred.
7	Not Part of Employment Contract; Discontinuance of Employment. This Agreement awards Restricted Stock to the Participant, but does not impose any obligation on the

Company to make any future grants or issue any future awards to the Participant or otherwise continue the participation of the Participant under the Plan. This Agreement will not give the Participant a right to continued employment or Service with the Company or any Affiliate, and the Company or Affiliate employing the Participant may terminate his or her Service and otherwise deal with the Participant without regard to the effect it may have upon him or her under this Agreement

By executing this Agreement, the Participant expressly acknowledges the above.
8.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Participant. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.	Binding Effect. This Agreement will be binding in all respects on the heirs, representatives, successors and assigns of the Participant (and included for the sake of clarification, a Successor or Transferee of the Participant).

10.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

11.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of these Restricted Shares and the administration of the Plan.

12.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

13.	Section 409A. Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to an additional or accelerated tax under Section 409A of the Code will be deferred until the earliest date that such payments may be made without the imposition of such tax.

14.	Acknowledgment of Receipt of Copy. By execution hereof, the Participant acknowledges having received a copy of the Plan.

     IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the                      day of                                                              ,                     .

PARTICIPANT

SURMODICS, INC.

By:

Name

Its